Exhibit 99.1

Contact:	Media:	Investors:

	Tony Plohoros	John Elicker
	Communications	Investor Relations
	212-546-4379	212-546-3775
	tony.plohoros@bms.com	john.elicker@bms.com

	Jeffrey Schoenborn	Blaine Davis
	Communications	Investor Relations
	212-546-2846	212-546-4631
	jeffrey.schoenborn@bms.com	blaine.davis@bms.com

BRISTOL-MYERS SQUIBB PROMOTES JOHN E. CELENTANO TO

PRESIDENT OF HEALTH CARE GROUP

(NEW YORK, December 2, 2005) — Bristol-Myers Squibb Company (NYSE:BMY) announced today that it has promoted John E. Celentano to president, Health Care Group. In this new assignment, Celentano will have responsibility for all of the company’s non-pharmaceutical businesses, including Mead Johnson Nutritionals, ConvaTec and Bristol-Myers Squibb Medical Imaging. Celentano will report to Peter R. Dolan, chief executive officer, Bristol-Myers Squibb.

“John is an experienced executive with more than twenty years of diverse business experience and an outstanding track record of building the company’s U.S. and international businesses,” Dolan said. “He is a strategic leader with a broad understanding of the global health care environment and public policy issues. John’s leadership skills, along with his knowledge of the health care industry, will be of great value in this new role.”

Most recently, Celentano served as president, Latin America and Canada, for Bristol-Myers Squibb’s pharmaceutical business. He holds an M.B.A. from Drexel University and a B.A. degree from the University of Delaware.

Earlier this year, Bristol-Myers Squibb Company reorganized under two operating units - Global Pharmaceutical Operations and the Health Care Group. Lamberto Andreotti was named executive vice president, Bristol-Myers Squibb and president, Worldwide Pharmaceuticals. The decision to consolidate the company’s Health Care Group under the leadership of Celentano will help identify and capitalize on the strategic opportunities of those three businesses.

Bristol-Myers Squibb is a global pharmaceutical and related health care products company whose mission is to extend and enhance human life.

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